UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 1, 2026

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Crexendo, Inc.
(Exact Name of Registrant as Specified in Its Charter)

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Nevada	001-32277	87-0591719
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1225 West Washington St, Suite 213,Tempe, AZ 85288

(Address of Principal Executive Offices) (Zip Code)

(602) 714-8500

(Registrant’s Telephone Number, Including Area Code)

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	CXDO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 1, 2026, Crexendo, Inc. (the “Company”) entered into a Credit Agreement with Wells Fargo Bank, National Association (the “Credit Agreement”), providing for a revolving line of credit in an aggregate principal amount up to $5,000,000 (the “Line of Credit”) and a term loan in the principal amount of $5,000,000 (the “Term Loan”).  Proceeds from the Term Loan will be used to finance and reimburse the Company for the recent acquisition of Estech Systems, LLC (the “Estech Acquisition”), the fees and expenses related thereto and transaction costs relating to the Credit Agreement.  Borrowings under the Line of Credit can be used to finance and reimburse the Company for the Estech Acquisition, working capital and for other general corporate purposes.  Up to $2,500,000 of the Line of Credit may be used for standby letters of credit.

Borrowings under the Line of Credit will bear interest at an applicable rate ranging from 2.25% to 2.75% based on the Company’s total net leverage ratio plus, at the Company’s option, either term SOFR or daily simple SOFR. The Term Loan will bear interest at an applicable rate ranging from 2.25% to 2.75% based on the Company’s total net leverage ratio plus term SOFR. The Company is also required to pay a quarterly unused commitment fee on the unused portion of the Line of Credit based on the Company’s total net leverage ratio as of the immediately preceding quarter. The Line of Credit and Term Loan will mature on May 1, 2029. The Line of Credit and Term Loan are jointly and severally guaranteed by the Company’s subsidiaries other than excluded subsidiaries, including certain immaterial foreign subsidiaries and certain other subsidiaries that are prohibited by applicable law or contractual obligation from guaranteeing the obligations under the Term Loan and Line of Credit or for which regulatory approval is required to issue guarantees. The obligations of the Company are secured by substantially all the assets of the Company and the guarantors, subject to certain exceptions set forth in the Credit Agreement.

The Credit Agreement also contains customary representations and warranties and affirmative and negative covenants applicable to the Company and its subsidiaries, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, dividends and other distributions. The Credit Agreement also contains financial covenants, which limits the Company’s allowable total net leverage ratio, requires the Company to maintain a minimum fixed charge coverage ratio and limits the capital expenditures that may be incurred by the Company in any fiscal year. Failure to meet the covenants could result in, among other things, acceleration of any amounts outstanding under the Line of Credit and the Term Loan and and/or termination of the Line of Credit. In addition, the Credit Agreement contains certain customary events of default including, but not limited to, failure to pay principal when due or interest, fees or other amounts payable within three business days of when due, any representation or warranty is incorrect, false or misleading, in any material respect, covenant defaults, certain cross defaults to other material indebtedness, certain judgment defaults, events of bankruptcy and change in control.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 hereof are hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Credit Agreement, dated May 1, 2026, by and between Crexendo, Inc. and Wells Fargo Bank, National Association
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 5, 2026

Crexendo, Inc.

/S/ RONALD VINCENT
By:	Ronald Vincent
Chief Financial Officer

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